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                                                                 EXHIBIT 10.27

                     INFOCOM COMMUNICATIONS NETWORK, INC.

                           RESTRUCTURING AGREEMENT

                           GOTESCO PROPERTIES INC.

      This Restructuring Agreement (the "Agreement") is made as of the 2nd day of April, 1998 by and among Gotesco Properties Inc., a Philippine corporation ("Gotesco"), Jose C. Go, a Philippine citizen, Joel T. Go, a Philippine citizen, Nextel International, Inc., a Washington corporation ("Nextel"), Top Mega Enterprises Ltd., a Hong Kong corporation and indirect wholly owned subsidiary of Nextel ("Top Mega"), and Infocom Communications Network, Inc., a Philippine corporation (the "Company").

                                   RECITALS

      A. Gotesco has loaned to the Company a total of PP52,409,600.00 and U.S.$4,018,617.40 as set forth on Schedule A attached hereto (the "Advances").

      B. Under the bylaws of the Company adopted at the time that Top Mega became a stockholder of the Company and under the Stockholders Agreement (the "Stockholders Agreement") dated as of June 21, 1996 by and among the Company and the stockholders of the Company (the "Stockholders"), Top Mega has no involvement in the day-to-day management, operations and financial control of the Company. The Stockholders have agreed to make certain changes to the corporate governance of the Company as set forth in the amended bylaws of the Company, this Agreement and similar agreements with other Stockholders (the "Other Restructuring Agreements") that, in compliance with Philippine law, together will give Top Mega certain limited veto rights over the management of the Company, and in consideration therefor, Nextel has agreed to purchase certain loans to the Company from certain of the Stockholders set forth on Schedule B hereto (the "Stockholder Loans").

      C. On February 8, 1998, Gotesco sold to Nextel approximately 25% in principal amount of the Advances (the "Initial Advances"), and certain accrued interest thereon, pursuant to a Loan Purchase and Amendment Agreement by and among Gotesco, Nextel and the Company (the "Loan Purchase Agreement"). Gotesco now desires to sell to Nextel, and Nextel desires to purchase from Gotesco, the remaining approximately 75% in principal amount of the Advances (the "Remaining Advances"), as well as the unpaid balance of the outstanding accrued interest on the Initial Advances, if any, on the terms and conditions set forth herein.
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      D. Gotesco, Nextel and the Company desire to document and convert the
Remaining Advances into a promissory note convertible into Common Stock of the Company pursuant to the terms hereof and thereof (the "Note").

      E. Nextel is simultaneously herewith purchasing certain advances from Foodcamp Industries and Marketing, Inc. ("Foodcamp") and Jetcom Inc. ("Jetcom") on terms and conditions substantially similar to the terms and conditions set forth herein.

      F. The parties hereto desire to make certain other agreements relating to the corporate governance of the Company.

                                  AGREEMENT

      In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

      1.   Purchase of Remaining Advances.

           1.1 Purchase. Subject to the terms and conditions of this Agreement, Nextel agrees to purchase at the Closing and Gotesco agrees to sell to Nextel the Remaining Advances having a principal amount of U.S.$3,997,719.47, all in accordance with the Deed of Assignment attached hereto as Exhibit A. The purchase price (the "Purchase Price") of the portion of the Advances purchased hereunder shall be the equivalent of U.S.$3,977,719.47, payable in Philippine Pesos. To the extent that Nextel did not pay the full amount of accrued interest on the Initial Advances as of the date of the purchase of such Advances under the Loan Purchase Agreement, Nextel shall pay at the Closing the amount of any such deficit. To the extent that Nextel paid in excess of the full amount of accrued interest on the Initial Advances as of the date of the purchase of such Advances under the Loan Purchase Agreement, the Purchase Price shall be reduced by the amount of any such excess payment. Simultaneously with the Closing, the Company shall pay Gotesco all interest accrued on the Remaining Advances.

           1.2 Closing; Delivery. The closing of the transactions contemplated hereby (the "Closing") shall take place on April 9, 1998, or on such other date as Gotesco and Nextel mutually agree, following the satisfaction or waiver of the conditions to the Closing set forth in Section 4, at the offices of the Company, 16/F, Centerpoint Building, Julia Vargas Avenue, Ortigas Center, Pasig, M.M., Republic of Philippines. At the Closing, Gotesco shall deliver to each of the Company and Nextel the Deed of Assignment, which shall be duly acknowledged by the Company and Nextel, against payment of the Purchase Price by Nextel on or before Closing by check or by wire transfer to Gotesco's bank account or to such bank accounts as Gotesco has specified or hereinafter may specify.

           1.3 Currency Adjustment. The parties hereto will use their reasonable best efforts to arrange a back-to-back currency conversion to reduce or eliminate to the extent possible any foreign exchange risks relating to the conversion of Nextel's payment to Gotesco


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from U.S. Dollars to Pesos and the conversion by Gotesco of such amount from
Pesos to U.S. Dollars. If the parties are unable to arrange such a back-to-back conversion, then within one day after the receipt of the Peso payment by Gotesco from Nextel, Gotesco shall convert the Purchase Price into U.S. Dollars at the most favorable rate reasonably obtainable by Gotesco. If the sum of (a) the U.S. Dollar amount so received by Gotesco and (b) the U.S. Dollar amount received by Gotesco upon conversion of the Philippine Peso amount paid by Nextel for the Initial Advances (together, the "Dollar Amount") is less than U.S.$5,428,721.88 as the result of a decline in the U.S. Dollar - Peso exchange rate of more than one Peso from the actual exchange rate received by Nextel upon conversion of the Purchase Price to Pesos, Nextel shall make an adjustment payment to Gotesco, payable in U.S. Dollars, equal to the difference between 75% of U.S.$5,428,721.88 and 75% of the Dollar Amount. If the Dollar Amount is greater than U.S.$5,428,721.88 as the result of an appreciation in the U.S. Dollar - Peso exchange rate of more than one Peso from the actual exchange rate received by Nextel upon conversion of the Purchase Price to Pesos, Gotesco shall make an adjustment payment to Nextel, payable in U.S. Dollars, equal to the difference between 75% of the Dollar Amount and 75% of U.S.$5,428,721.88. This adjustment mechanism shall not apply if Gotesco shall not have converted the Purchase Price to U.S. Dollars one day after its receipt of payment from Nextel.

      2.   Amendment of Note.

           (a) Simultaneously with the Purchase, the Company shall issue the
Note in favor of Nextel in the form attached as Exhibit B, to be convertible, at the election of the holder thereof, into the number of shares of Common Stock of the Company (the "Common Stock") determined as set forth in the Note.

           (b) The parties hereto agree that Section 2(a) of the Convertible Subordinated Promissory Note dated February 9, 1998 issued in connection with the Loan Purchase Agreement is hereby amended and restated to read in its entirety as follows:

           "(a) AT THE HOLDER'S OPTION. At the Holder's option, all or any amount of the principal of and accrued interest on this Note and any other convertible promissory notes issued by the Company which the Holder and the holders of any such other convertible notes shall have elected to convert (together with this Note, the "Notes") may at any time be converted into that number of shares of Common Stock of the Company equal to the number of outstanding shares of Common Stock immediately prior to conversion multiplied by a fraction with the numerator being the amount of principal of and interest on the Notes (together, the "Conversion Amount") and the denominator being the Company Valuation (as defined below); provided that if the Philippine Peso shall have depreciated against the U.S. Dollar between the date hereof and the date of conversion, the numerator in the preceding clause shall be multiplied by a fraction having a numerator equal to the average of the buy and sell exchange rate for the Philippine Peso against the U.S. dollar as published by The Chase Manhattan Bank, N.A. as of the close of business


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           on the day prior to such conversion and a denominator equal to forty
           (40). The "Company Valuation" shall initially be PP3,400,000,000 minus, if the Company sells or otherwise transfers its paging business and if a dividend or other distribution of any or all of the proceeds from such transfer shall have been provided to the Company's stockholders, the valuation of such business at the time of such transfer as determined in good faith by the Company's Board of Directors. If the paging business is valued in U.S. dollars, such valuation will be converted into Philippine Pesos at a 40 to 1 exchange rate; provided that if the Philippine Peso shall have depreciated against the U.S. dollar below such rate, such valuation will be converted into U.S. dollars at the average of the buy and sell exchange rate for the Philippine Peso against the U.S. dollar as published by the Chase Manhattan Bank, N.A. as of the date of such transfer."

      3. Representations and Warranties of Gotesco.

      To induce Nextel to enter into this Agreement, Gotesco represents and warrants to Nextel as of the date hereof and as of the Closing Date (which representations and warranties shall survive the Closing for two years) that:

         3.1 Organization, Good Standing and Qualification. Gotesco is a Philippine corporation duly organized, validly existing and in good standing under the laws of the Republic of the Philippines and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

         3.2 Due Execution and Binding Effect. All action on the part of Gotesco necessary to perform this Agreement and the transactions contemplated hereby and thereby, including without limitation any consent or authorization of any spouse required by Philippine or other law, has been taken. This Agreement has been duly executed and delivered by Gotesco and is a legal, valid and binding obligations of Gotesco, enforceable in accordance with its terms.

         3.3 No Approvals or Notices Required; No Conflicts With Instruments. The execution, delivery and performance of this Agreement, and the Deed of Assignment by Gotesco and the consummation of the transactions contemplated hereby and thereby do not and will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any law, rule, regulation, judgment, injunction, order or decree applicable to Gotesco, (b) require any consent, approval or authorization of any person, governmental authority or other organization or entity or (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or in any other way materially affect the rights of Gotesco under, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which Gotesco is a party or by which Gotesco is bound or to which the assets (whether real or personal, tangible or intangible) of Gotesco are subject.

         3.4 Remaining Advances. The credit arising under each of the Remaining Advances is owned by Gotesco free and clear of any and all liens, deeds of trust, usufructs, charges, security interests, encumbrances or other adverse claims of any kind. Gotesco has good


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and marketable title to each of the credits covered by the Remaining Advances.
No Person has any right of first refusal or option to acquire any interest in any of the Remaining Advances or any part thereof, and Gotesco has not sold or contracted to sell any of the credits covered by the Remaining Advances or any part thereof or interest therein other than as set forth herein. The obligation to repay each of the Remaining Advances is a legal, valid and binding obligation of the Company, enforceable in accordance with the terms described above. Gotesco has disclosed and Nextel is aware that the herein assigned credit is subordinated to the loan accounts of the Company from Motorola, Inc. By the execution of this Agreement, Nextel agrees to be bound to all the terms and conditions of the said loan accounts of the Company to Motorola, Inc.

      4. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Nextel as of the date hereof and as of the Closing Date (which representations and warranties shall survive the Closing for two years) that:

         4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Philippines and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

         4.2 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the authorization, sale, issuance and delivery of the Note, the shares of the Company's capital stock issuable on conversion thereof, and the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement and the Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         4.3 Issuance of Shares. The Company hereby agrees to take all action necessary to duly issue shares of the Company's Common Stock to the holder of the Note upon due surrender of such Note to the Company.

         4.4 Financial Condition of the Company. The financial statements of the Company as of December 31, 1997 and for any subsequent period prior to the date of Closing delivered to Nextel are accurate and present fairly the financial position and results of operations of the Company as of the dates and for the periods indicated therein in accordance with Philippine generally accepted accounting principles consistently applied, and there shall have been no material change in the financial condition of the Company since December 31, 1997.

      5. Corporate Governance. Notwithstanding anything to the contrary contained in the Stockholders Agreement, the parties hereto agree as follows:

         5.1 Board of Directors.

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         (a)       Election of Directors.

         The Company's Board of Directors (the "Board") shall be composed of eleven (11) members. In elections of directors of the Company, each of Gotesco and Nextel shall vote for the following candidates, whom the Board and the Stockholders shall take all necessary steps to nominate:

                   (i) Three candidates who shall be designated by Nextel (the "Nextel Directors"), one of whom shall initially be Greg Post ("Post");

                   (ii) Three candidates who shall be designated by Jetcom, two of whom shall initially be General Juanito R. Aquias ("Aquias") and Bernard M. Asperin ("Asperin");

                   (iii) One candidate who shall be designated by Joyce Link Holdings Ltd.;

                   (iv) Two candidates who shall be designated jointly by the Foodcamp and Gotesco, who shall initially be Chan Chon Siong and Joel T. Go;

                   (v) Two candidates who shall be designated by mutual agreement of the Stockholders, who shall be the Chief Executive Officer of the Company and the Chief Financial Officer of the Company. The Chief Financial Officer of the Company shall be duly and validly elected to the Board within 60 days of the Closing.

         (b)  William Ngai.

         If at any time William Ngai is no longer a member of the Board but directly or indirectly is a stockholder of the Company, Nextel, Top Mega, and Gotesco will vote in favor of a proposal to permit William Ngai to attend all meetings of the Board as an observer.

         (c)  Quorum.

         A quorum for any meeting of the Directors shall consist of six (6) Directors, at least one of whom shall be a Nextel Director.

      5.2 Executive Committee. The Board shall appoint an Executive Committee consisting of five Directors, one (1) of whom shall be appointed by Nextel. The Executive Committee shall be comprised of the President of the Company (initially, Aquias), the Chief Executive Officer, the Chief Financial Officer, the General Manager of Paging (initially, Asperin) and one person designated by Nextel (initially, Post). If any such officer position is unfilled, such officer's position on the Executive Committee will remain vacant until such officer position is filled. All decisions of the Executive Committee shall be made by a majority vote of at least three members, including in all cases the member of the Executive Committee nominated by Nextel.

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      5.3 Officers. Nextel shall be entitled to nominate the following officers and managers of the Company: the Chief Executive Officer, the Chief Financial Officer, the General Manager of Paging, the General Manager of iDEN, the Deputy General Manager of Paging, the Deputy General Manager of iDEN, the Controller and any other officer or manager as Nextel deems appropriate. Each Stockholder hereby agrees to vote its Common Stock or to cause its Common Stock to be voted in order to give effect to such nomination.

      5.4 Stockholder and Director Approvals. Each of Gotesco and Nextel hereby agrees to vote its Common Stock or to cause its Common Stock to be voted to approve the following matters and any actions reasonably required thereby and to cause the Director(s) nominated by such Stockholder (in whole or in part) to approve such matters:

         (a) The 1998-1999 Business Plan attached hereto as Exhibit C;

         (b) The Credit Agreement attached hereto as Exhibit D and each borrowing under the Credit Agreement authorized by the Nextel Directors;

         (c) The conversion of the Remaining Advances into loans evidenced by convertible promissory notes.

         (d) The removal or termination of any of the Company's employees, employment agreements, consultants, consultant agreements and agreements with any Stockholder or Affiliate (as defined below) of any Stockholder, in each case as may be designated by Nextel from time to time.

      "Affiliate" of any Person (the "Subject") means any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with the Subject.

      "Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

      "Person" means any individual, partnership, joint-stock company, firm, corporation, association, unincorporated organization, joint venture, trust or other entity.

         5.5 Financial Controls. The Company shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The Company shall maintain a system of internal accounting controls that provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded in such a way as to allow preparation of reports that are in conformity with generally accepted accounting principles, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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         5.6 Management. Except as provided in Sections 5.1(a)(ii) and 5.2 and in conformity with the Bylaws, the parties hereto shall ensure that the officers, directors, affiliates, employees and agents of the Stockholders (other than employees of Nextel assigned to the Company as consultants) will not participate in the day-to-day management, operations and financial control of the Company, and that the duly appointed officers of the Company, assisted by duly engaged consultants, will have sole responsibility for the day-to-day management, operations and financial control of the Company.

      6. Loans. The Company shall use its best efforts to only enter into loan agreements or other obligations on a nonrecourse basis. However, if the Company or any of its subsidiaries shall enter into a financing arrangement that is duly approved by the Board and that is for the exclusive benefit of the Company or any of its subsidiaries, with a lender other than Nextel or its Affiliates, then (a) each of Nextel and Gotesco and each of their respective Affiliates shall take all actions necessary to permit the Company to obtain such financing and, if required by the lender, shall individually guarantee a portion of such financing, not to exceed such Stockholder's pro rata portion (as defined below) of such loan or other obligation, and (b) if Nextel or Gotesco and their respective Affiliates shall have agreed to pledge the Shares owned by them, each of the other Stockholders that are parties hereto and their respective Affiliates shall simultaneously pledge the Shares owned by them on the same terms and conditions as the pledging Stockholder and its Affiliates and, if necessary, execute a power of attorney over such Shares in favor of the lender or such other entity as the lender may designate in order to comply with the requirements for the delivery of the Shares by the debtor to the lender or such other entity as the lender may designate in guarantee of such financing arrangement.

      For purposes of this Agreement, a Stockholder's pro rata portion shall be the proportion that the number of shares of Common Stock such Stockholder owns or Controls immediately prior to the time of calculation bears to the total number of Shares of outstanding (including in each case shares of Common Stock and Common Stock issuable upon the conversion of convertible securities (other than options) of the Company).

      7. Waiver of Rights. Each party waives any and all rights that it may have under the Stockholders Agreement, the Bylaws or Philippine law with respect to the transactions contemplated by this Agreement, the Loan Purchase Agreement and the Credit Agreement, including but not limited to, the right of first refusal with respect to the sale and transfer of the Stockholder Loans which such party may have pursuant to Section 5 of the Stockholders Agreement or otherwise.

      8. Put and Call Rights.

         8.1 Put Right.

             (a) Gotesco, Jose C. Go and Joel T. Go (collectively, the "Go Holders") may by written notice delivered to Nextel during the ten-day period beginning on the date nine months from the date hereof (the "Put Period") require Nextel to purchase all, but not less than all, of the Shares owned by the Go Holders at the Go Put Price (as defined below) (the

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"Go Put Right"). Nextel and the selling Stockholders will close the purchase of any such Shares within 30 days after the end of the Put Period.

             (b) Subject to Section 8.1(d), regardless of Go Holders' percentage ownership of the Company during the Put/Call Period, the Go Put Price shall equal, at Nextel's option, either U.S.$9,410,000 or 376,400,000 Pesos.

             (c) The Go Put Price shall be increased in an amount (such amount being denominated, at Nextel's option, in either Pesos or U.S. Dollars) equal to the loss suffered by the Go Holders with respect to the Advances as a result of the devaluation of the Peso between the date such Advances were made, calculated based on the average of the buy and sell rates for the Peso against the U.S. Dollar as published by The Chase Manhattan Bank N.A. on such dates, and 40 Pesos per U.S. Dollar.

             (d) The Go Put Right shall automatically terminate and be of no further force and effect if (i) any of the Go Holders Transfer or have Transferred any of the shares of capital stock of the Company owned by them as of December 31, 1997 to any other Person or (ii) any of the Go Holders breach any of the terms of this Agreement. Nothing contained in this Section 8.1 shall prevent the Go Holders from transferring shares of the Common Stock in accordance with Sections 5 and 6 of the Stockholders Agreement.

             (e) If Nextel fails to purchase any Shares as required by this
Section 8.1 within 30 days after the end of the Put Period, Nextel shall Transfer or cause to be Transferred Shares to the Go Holders such that in the aggregate the Go Holders would hold the same percentage ownership of the Company after such Transfer, assuming conversion of all convertible securities and assuming the Go Holders retained ownership over any Shares Transferred by the Go Holders after December 31, 1997, if any, as the Go Holders held as of December 31, 1997.

         8.2 Call Right.

             (a) Nextel may by written notice delivered to the Go Holders during the twenty-day period beginning on the date nine months from the date hereof (collectively, the "Call Period") elect to purchase any of the Shares owned by the Go Holders at the Call Price (as defined below) (the "Nextel Call Right"); provided that Nextel may immediately and at any time prior to the end of the Call Period exercise its rights hereunder against the Go Holders if any of the Go Holders breach their obligations under this Agreement or under the Credit Agreement. Nextel and the selling Stockholders will close the purchase of any such Shares within 30 days after the end of the Call Period.

             (b) Regardless of the Go Holders' percentage ownership of the Company during the Call Period and regardless of whether the Go Holders shall have Transferred any of the Shares held by them, the Call Price shall equal, at Nextel's option, either U.S.$579,081 or 23,163,240 Pesos for each percentage interest in the Company (based on the capitalization of the Company as of the date of Closing, not assuming the conversion of any convertible securities) owned by the Go Holders that is purchased by Nextel or its Affiliates. If

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Nextel purchases from the Go Holders a fraction of a percentage interest of the
Company, the Call Price for such fraction shall be pro-rated.

         8.3 Assignment of Go Put Right and Nextel Call Right. In connection with the transfer or sale by Nextel of all or any portion of its interest in the Company (a "Nextel Transfer") to a third party (the "Transferee"), Nextel may assign to the Transferee (i) all or a portion of the obligations of Nextel in connection with the Go Put Right as set forth in Section 8.1 and (ii) all or a portion of the rights of Nextel in connection with the Nextel Call Right as set forth in Section 8.2; provided Nextel shall remain liable for all of its obligations upon exercise of the Go Put Right or the Nextel Call Right in the event the Transferee fails to perform its obligations in connection with the Go Put Right or the Nextel Call Right; provided, further, that to the extent Nextel makes any payment upon the Transferee's failure to perform, Nextel shall be entitled to the benefits of the Nextel Call Right or Go Put Right in proportion to Nextel's payment.

      9. Capital Contributions. Neither Nextel nor Gotesco shall be required to make capital contributions or shareholders loans to the Company; provided that if any Stockholder makes a capital contribution to the Company, the Company shall issue to such Stockholder shares of Common Stock representing a percentage ownership of the Company (excluding any convertible securities) equal to (a) the amount of such capital contribution in U.S. Dollars as of the date of such capital contribution divided by (b) the sum of 3,400,000,000 Pesos and the U.S. Dollar amount of any capital contributions since the date hereof, including such capital contribution, all converted into U.S. Dollars based on the average of the buy and sell rates for the Peso against the U.S. Dollar as published by The Chase Manhattan Bank N.A. as of the date of such capital contribution. If any Stockholder makes any loans to the Company, such loans shall be made in accordance with the Credit Agreement.

      10. Nextel Holders' Promissory Notes. During the period ending on the three-month anniversary of the Closing date, neither Nextel nor any affiliate or transferee of Nextel shall convert any promissory note or other evidence of indebtedness convertible into equity securities of the Company into such equity securities.

      11. Conditions to Nextel's Obligations at Closing. The obligations of Nextel to Gotesco under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

         11.1 Representations and Warranties. The representations and warranties of Gotesco contained in Section 3 and of the Company contained in
Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

         11.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the Republic of the Philippines or any other government that are required in connection with the lawful sale and transfer of the Remaining Advances covered by the Note pursuant to this Agreement and the changes in corporate


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governance provided under this Agreement shall be obtained and effective as of the Closing. All requisite corporate approvals for the transactions contemplated hereby shall be obtained by the Company and Gotesco, as the case may be, and shall be effective as of Closing.

         11.3 Conversion to Note. The conversion of the Remaining Advances into the Note set forth in Section 2 hereof shall be effective simultaneously with the Closing.

         11.4 Documentary Stamp Tax. The Company shall have paid any documentary stamp tax payable in connection with the issuance of the Note.

         11.5 Signature Authority. Each party hereto shall have provided to the others a certificate, duly notarized, documenting the signature authority of the individual executing this Agreement on such party's behalf.

         11.6 Ownership of Advances. The Company shall have provided a certificate to Nextel confirming Gotesco's full ownership of the Remaining Advances immediately prior to the Closing.

         11.7 Stock Certificate Legend. Each certificate representing shares of the Company held by Gotesco, Jose C. Go, and Joel T. Go shall bear a legend substantially as set forth in Section 13.3 hereof.

         11.8 Bylaws. The Amended Bylaws of the Company adopted at the January 16, 1998 meeting of the Board shall be duly, properly and effectively registered with the Philippine Securities and Exchange Commission and shall remain in force.

         11.9 Restructuring Agreements. Each of the Other Restructuring Agreements shall have been entered into by the respective parties thereto.

         11.10 No Reversion. Nextel shall have been provided each of the original Directors Certificates (as described in the Infocom Escrow Agreement dated as of March 24, 1998), and the right of the Company to amend the Bylaws as described in such Directors Certificates shall have terminated.

         11.11 Business Activities Policy. The Company shall have adopted Nextel's International Business Activities Policy and shall have agreed to initiate a training program for the Company's employees to implement such policy.

         11.12 Pledge Agreement. Jetcom shall have entered into the Pledge Agreement substantially in the form of Exhibit E and shall have tendered share certificates to Nextel and an assignment separate from certificate as required thereby.

      12. Indemnification by Gotesco. Gotesco irrevocably and unconditionally agrees to indemnify and hold harmless, on an after-tax basis, Nextel and the Company, and their respective successors and permitted assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing, and to hold each such party harmless against and in respect of any and all losses, damages, costs and expenses, including reasonable attorneys' fees incurred by any such party, directly as a result of the breach of any of the representations or warranties made in this Agreement by Gotesco. No party indemnified hereunder shall settle any claim without the consent of Gotesco, which consent shall not be unreasonably withheld, and whose counsel shall actively collaborate with the counsel of Nextel, unless such settlement would not require any action or payment by Gotesco. If a claim that would entitle Nextel to indemnification hereunder is brought against Nextel in a forum other than a court of the Philippines, Nextel will use its best efforts to file a motion for forum non conveniens or a similar motion to permit the transfer of jurisdiction to a court located in the Philippines.

      13. Miscellaneous.

          13.1 Term; Termination. If the Closing shall not have occurred on or before April 15, 1998, this Agreement shall terminate and be of no further force and effect and the By-Laws shall revert to their original form and language as of January 15, 1998.

      This Agreement shall terminate automatically upon and simultaneously with termination of the Stockholders Agreement and shall be automatically renewed upon renewal of the Stockholders Agreement, unless terminated by the mutual agreement of the parties hereto.

          13.2 Specific Enforcement. Each party hereto expressly agrees that the other parties hereto will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party hereto, each of the other parties hereto shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of this Agreement.

          13.3 Legend. Each certificate evidencing any Shares subject to this Agreement shall bear a legend substantially as follows:

          The securities represented by this certificate are subject to the terms and conditions of a Restructuring Agreement dated as of April 2, 1998, as at any time amended, and may not be sold, transferred or encumbered except in accordance with the terms and provisions of said Agreement, a copy of which is on file at the principal executive office of the Company and will be furnished to the holder of this certificate upon request and without charge.

          13.4 Notices. Notices given hereunder shall be deemed to have been duly given on the date of personal delivery, on the date of facsimile transmittal (provided the address or confirms receipt of any facsimile by addressee), on the day after delivery by overnight courier or three days after mailing if mailed by certified or registered mail, return receipt requested, postage prepaid, to the party being notified at his or her address specified on the applicable signature page or such other address of which the addressee may subsequently notify the other parties in writing.

          13.5 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement approved by holders of seventy-five percent (75%) of the Common Stock held by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

          13.6 Successors and Assigns; Governing Law. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nextel may assign any of its rights or obligations hereunder or under the Note without the consent of Gotesco. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Republic of Philippines without giving effect to principles of conflicts of law. Venue of any legal suit under this Agreement shall be brought exclusively in the proper Courts of the Philippines, the parties waiving any other venue.

          13.7 Headings. The headings of the sections of this Agreement are for convenience of reference only and shall not by themselves determine the interpretation of this Agreement.

          13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

          13.9 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

          13.10 Confidentiality. Each party hereto shall keep confidential, and shall not make use of, any information treated by another party as confidential (including, without limitation, the existence of this Agreement) and obtained from such other party concerning the assets, properties, business or operations of such other party other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 13.10), without the prior written consent of the other party. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which
(a) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (b) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; (c) when such disclosure is required by a court or governmental authority or is otherwise required or permitted by law (including, without limitation, filings required to be made with the U.S. Securities and Exchange Commission or any other governmental or regulatory agency or disclosure documents provided to investors in private placements having disclosure requirements similar to those of a registered public offering in the United States) or is necessary to establish rights under this Agreement or any agreement contemplated hereby (and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).

          13.11  Dispute Resolution.

                 (a) Arbitration. All disputes arising out of or in connection with this Agreement or the performance hereof shall be resolved by submission to binding arbitration under the Rules for Arbitration of the Hong Kong International Arbitration Centre (the "HKIAC").

                 (b) Notice of Demand for Arbitration. Notice of demand for arbitration shall be filed in writing with the other party and with the ICC. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations under Philippine law would bar institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.

                 (c) Arbitration Proceedings. Unless the parties agree otherwise, the arbitration hearing shall be conducted in Hong Kong, in the English language, before a single arbitrator appointed by consensus among the parties. The arbitrator shall be selected from a list of arbitrators provided by the HKIAC promptly following the filing of the notice for demand of arbitration. If the parties cannot agree upon a single arbitrator within fifteen calendar days following the HKIAC's delivery of its list of qualified arbitrators, then the arbitrator shall be appointed by the Executive Director of the HKIAC. The arbitrator shall issue a reasoned opinion in writing promptly upon the conclusion of the hearings.

                 (d) Finality. The decision rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

                 (e) Parallel Actions. The parties acknowledge that any arbitration commenced and conducted under this Section can only involve and bind the parties to this Agreement. However, to the extent that any individuals or companies not a party to this Agreement are involved in a dispute involving or arising from this Agreement, the parties expressly agree that (i) parallel judicial or arbitration actions against such non-parties may be commenced in an appropriate forum and (ii) the parties to this Agreement shall cooperate in resolving such disputes with non-parties, and shall not obstruct or delay such actions, it being the express intent of the parties that a complete resolution of any dispute among the parties and their affiliates may require multiple actions.

                            [Signature page follows]

     The parties have executed this Restructuring Agreement as of the date first written above.


                                    GOTESCO:

                                    GOTESCO PROPERTIES INC.

                                    By: /s/ Jose C. Go
                                       -------------------------------------
                                    Name:   Jose C. Go
                                         -----------------------------------
                                    Address:
                                    Facsimile Number:

                                    Witness:
                                    Name:


                                    JOSE C. GO

                                    By: /s/ Jose C. Go
                                       -------------------------------------
                                    Address:
                                    Facsimile Number:


                                    JOEL T. GO

                                    By: /s/ Joel T. Go
                                       -------------------------------------
                                    Address:
                                    Facsimile Number:


                                    NEXTEL:

                                    NEXTEL INTERNATIONAL, INC.

                                    By: /s/ Brian A. Vincent
                                       -------------------------------------
                                    Name:   Brian A. Vincent
                                         -----------------------------------
                                    Title:  Vice President
                                          ----------------------------------
                                    Address:  1191 Second Ave., Suite 1600
                                              Seattle, WA  98101
                                              U.S.A.
                                    Facsimile Number: (206) 749-8384


                   SIGNATURE PAGE TO RESTRUCTURING AGREEMENT

                                    TOP MEGA ENTERPRISES LTD.

                                    By: /s/ Brian A. Vincent
                                       -------------------------------------
                                    Name:   Brian A. Vincent
                                         -----------------------------------
                                    Title:  Vice President
                                          ----------------------------------
                                    Address:  c/o Nextel International, Inc.
                                              1191 Second Ave., Suite 1600
                                              Seattle, WA  98101
                                              U.S.A.
                                    Facsimile Number: (206) 749-8384

                                    COMPANY:

                                    INFOCOM COMMUNICATIONS
                                    NETWORK, INC.

                                    By: /s/ Bernard Asperin
                                       -------------------------------------
                                    Name:   Bernard Asperin
                                         -----------------------------------
                                    Title:
                                          ----------------------------------
                                    Address:  16/F, Centerpoint Building
                                              Julia Vargas Avenue
                                              Ortigas Center, Pasig, M.M.
                                              Republic of Philippines
                                    Facsimile Number: (63 2) 636 1234


                   SIGNATURE PAGE TO RESTRUCTURING AGREEMENT